Exhibit 23.2




                        Consent of Ernst & Young LLP

                      Consent of Independent Auditors


We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 of Jones Apparel Group, Inc. for the registration of 586,550 shares of its common stock and to the incorporation by reference therein of our report dated March 26, 1998, except for Note 17 as to which the date is September 10, 1998, with respect to the consolidated financial statements of Sun Apparel, Inc. included in Jones Apparel Group, Inc.'s Current Report on Form 8-K dated September 24, 1998, filed with the Securities an Exchange Commission.


                                            ERNST & YOUNG LLP


San Antonio, Texas
June 1, 1999